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                         Independent Auditors' Consent
                         -----------------------------

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Tambrands Inc. of our reports dated January 24, 1995, relating to the consolidated balance sheets of Tambrands Inc. and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended December 31, 1994, and the related schedule, which reports appear in the December 31, 1994 annual report on Form 10-K of Tambrands Inc., and to the reference to our firm under the heading "Experts" in the Prospectus. Our reports refer to a change in accounting for postemployment benefits in 1993 and for postretirement benefits in 1992.

                                        KPMG Peat Marwick LLP

Stamford, Connecticut
November 14, 1995